Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES THIRD-QUARTER EARNINGS

OF $0.28 PER DILUTED SHARE

THOMASVILLE, N.C. – (October 22, 2009) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the third quarter ended September 30, 2009. Revenue for the quarter was $322.8 million compared with $415.9 million for the third quarter of 2008. Net income was $10.5 million, or $0.28 per diluted share, for the third quarter of 2009 compared with $23.4 million, or $0.63 per diluted share, for the third quarter of 2008. Old Dominion’s operating ratio was 93.8% for the third quarter of 2009 versus 89.8% for the third quarter of 2008.

Revenue for the first nine months of 2009 was $934.1 million compared with $1,201.9 million for the comparable period in 2008. Net income was $25.2 million, or $0.68 per diluted share, for the first nine months of 2009 compared with $57.6 million, or $1.55 per diluted share, for the first nine months of 2008. The Company’s operating ratio was 94.5% for the first nine months of 2009 compared with 91.2% for the same period in 2008.

Earl Congdon, Executive Chairman of Old Dominion, said, “Old Dominion again produced solid results for the third quarter despite a weak LTL business environment, which was characterized by overall tonnage declines and aggressive price competition. We believe our ongoing profitability is directly attributable to our unwavering commitment to service, which continues to differentiate us from our competitors in this difficult marketplace. Our on-time service performance remained at approximately 99% for the third quarter on transit schedules that meet and often surpass industry standards. Throughout 2009, we have also maintained a historically low cargo claims ratio. We believe these critical service metrics are integral in driving our continued success and we remain committed to providing best-in-class service.

“We believe yields in the industry will not improve until capacity more closely meets demand, which could occur through either a significant improvement in the U.S. economy or through additional industry consolidation. Until such time, we anticipate continued pressure on our yields.”

ODFL Reports Third-Quarter Earnings

October 22, 2009

Old Dominion’s revenue for the third quarter reflected a 14.0% decline in tonnage compared with the third quarter last year, as well as a reduction in the Company’s fuel surcharges due to the decrease in the price of diesel fuel. Excluding the impact of fuel surcharges, revenue per hundredweight increased 0.9%, aided by a 3.4% increase in length of haul and a 0.1% decline in weight per shipment, which typically have a positive impact on revenue per hundredweight.

Consistent with previous quarters, Old Dominion partially offset the deleveraging effect on fixed costs caused by the decline in tonnage through increased productivity and by effectively managing direct labor costs to daily volumes. For the third quarter of 2009, platform pounds per hour handled improved 17.6% and P&D shipments handled per hour improved 5.0% when compared to the third quarter of 2008.

The Company’s long-term and continuing investment in technology has driven its ability to achieve these results. In addition, during the quarter Old Dominion continued to invest in building its infrastructure through the relocation of six service centers into larger facilities and the opening of a new service center in Olympia, Washington. Primarily as a result of these investments, the Company’s capital expenditures for the quarter totaled $50.2 million, bringing debt to total capitalization at the end of the third quarter to 35.0%. After completing opportunistic real estate purchases during the third quarter, total capital expenditures for the first nine months of 2009 were $180.6 million, and the Company has increased its expected capital expenditure budget for the year to approximately $200 million. Old Dominion continues to expect that cash flow from operations for 2009 will fund the majority of its capital expenditures for the year and that its debt to total capitalization will be in a range of 33% to 35% at year end. The Company believes it has ample liquidity with available borrowing capacity of approximately $101.0 million on its unsecured revolving credit facility, which is not scheduled to mature until August 2011.

Mr. Congdon concluded, “Despite current conditions, we believe shippers will continue the trend of consolidating their transportation needs with carriers that are capable of providing comprehensive and integrated services, which is a fundamental component of our business model. Based on our performance for the third quarter of 2009 and throughout this economic downturn, we are well positioned to continue weathering the current environment and to leverage our value proposition into further profitable growth as market conditions improve.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 22, 2009. A telephonic replay will also be available through October 31, 2009 at (719) 457-0820, Confirmation Number 4922098.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the

ODFL Reports Third-Quarter Earnings

October 22, 2009

following: (1) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (2) the negative impact of any unionization of the Company’s employees or the passage of legislation that could facilitate unionization; (3) the challenges associated with executing the Company’s growth strategy; (4) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (7) the availability and cost of capital for the Company’s significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the availability and cost of fuel; (10) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (11) seasonal trends in the industry, including the possibility of harsh weather conditions; (12) the Company’s dependence on key employees; (13) the negative impact of potential future changes in accounting practices; (14) the impact caused by potential disruptions to our information technology systems; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended September 30,		% Chg.	Nine Months Ended September 30,		% Chg.
	2009	2008		2009	2008
Revenue from operations	$322,763	$415,874	(22.4)%	$934,081	$1,201,888	(22.3)%
Operating income	$19,955	$42,437	(53.0)%	$51,470	$106,273	(51.6)%
Operating ratio	93.8%	89.8%		94.5%	91.2%
Net income	$10,495	$23,359	(55.1)%	$25,190	$57,629	(56.3)%
Basic and diluted earnings per share	$0.28	$0.63	(55.6)%	$0.68	$1.55	(56.1)%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%	37,285	37,285	0.0%

ODFL Reports Third-Quarter Earnings

October 22, 2009

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

  (In thousands, except per share amounts)

	Third Quarter					Year To Date
	2009		2008		% Chg.	2009		2008		% Chg.

Revenue	$322,763	100.0%	$415,874	100.0%	(22.4)%	$934,081	100.0%	$1,201,888	100.0%	(22.3)%

Operating expenses:
Salaries, wages & benefits	183,755	56.9%	209,767	50.4%	(12.4)%	541,745	58.0%	619,509	51.6%	(12.6)%
Operating supplies & expenses	47,994	14.9%	85,999	20.7%	(44.2)%	132,394	14.2%	250,425	20.8%	(47.1)%
General supplies & expenses	9,620	3.0%	12,284	3.0%	(21.7)%	28,030	3.0%	35,343	2.9%	(20.7)%
Operating taxes & licenses	12,402	3.8%	13,361	3.2%	(7.2)%	36,844	3.9%	40,641	3.4%	(9.3)%
Insurance & claims	6,155	1.9%	8,454	2.0%	(27.2)%	18,790	2.0%	23,329	1.9%	(19.5)%
Communications & utilities	3,659	1.1%	3,819	0.9%	(4.2)%	11,212	1.2%	11,418	1.0%	(1.8)%
Depreciation & amortization	24,036	7.5%	22,045	5.3%	9.0%	70,983	7.6%	64,727	5.4%	9.7%
Purchased transportation	9,296	2.9%	11,752	2.8%	(20.9)%	25,994	2.8%	34,383	2.9%	(24.4)%
Building and office equipment rents	3,378	1.0%	3,620	0.9%	(6.7)%	10,126	1.1%	10,901	0.9%	(7.1)%
Miscellaneous expenses, net	2,513	0.8%	2,336	0.6%	7.6%	6,493	0.7%	4,939	0.4%	31.5%

Total operating expenses	302,808	93.8%	373,437	89.8%	(18.9)%	882,611	94.5%	1,095,615	91.2%	(19.4)%

Operating income	19,955	6.2%	42,437	10.2%	(53.0)%	51,470	5.5%	106,273	8.8%	(51.6)%

Other deductions:
Interest expense, net	3,109	1.0%	3,354	0.8%	(7.3)%	9,653	1.0%	9,886	0.8%	(2.4)%
Other expense, net	(389)	(0.1)%	790	0.2%	(149.2)%	148	0.0%	1,913	0.1%	(92.3)%

Income before income taxes	17,235	5.3%	38,293	9.2%	(55.0)%	41,669	4.5%	94,474	7.9%	(55.9)%

Provision for income taxes	6,740	2.0%	14,934	3.6%	(54.9)%	16,479	1.8%	36,845	3.1%	(55.3)%

Net income	$10,495	3.3%	$23,359	5.6%	(55.1)%	$25,190	2.7%	$57,629	4.8%	(56.3)%

Earnings per share:

Basic and Diluted	$0.28		$0.63		(55.6)%	$0.68		$1.55		(56.1)%

Weighted average outstanding shares:

Basic and Diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

ODFL Reports Third-Quarter Earnings

October 22, 2009

OLD DOMINION FREIGHT LINE, INC.

Operating Statistics	Third Quarter			Year to Date
	2009	2008	% Chg.	2009	2008	% Chg.

Operating ratio	93.8%	89.8%	4.5%	94.5%	91.2%	3.6%
Intercity miles *	76,890	87,944	(12.6)%	225,180	256,823	(12.3)%
Total tons *	1,253	1,457	(14.0)%	3,693	4,280	(13.7)%
Total shipments *	1,491	1,733	(14.0)%	4,381	5,215	(16.0)%
Revenue per intercity mile	$4.20	$4.73	(11.2)%	$4.15	$4.68	(11.3)%
Rev/cwt ‡	$12.90	$14.28	(9.7)%	$12.67	$14.08	(10.0)%
Rev/cwt less FSC ‡	$11.57	$11.47	0.9%	$11.51	$11.52	(0.1)%
Rev/shp ‡	$216.81	$240.14	(9.7)%	$213.58	$231.14	(7.6)%
Rev/shp less FSC ‡	$194.46	$192.97	0.8%	$194.12	$189.04	2.7%
Weight per shipment	1,680	1,682	(0.1)%	1,686	1,641	2.7%
Average length of haul	924	894	3.4%	924	904	2.2%

* - In thousands

‡ - For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	September 30, 2009	December 31, 2008
(In thousands)

Current assets	$195,843	$209,230
Net property and equipment	933,641	824,485
Other assets	45,278	41,190

Total assets	$1,174,762	$1,074,905

Current maturities of long-term debt	$36,505	$11,972
Other current liabilities	127,378	130,218

Total current liabilities	163,883	142,190
Long-term debt	277,412	240,017
Other non-current liabilities	150,148	134,569

Total liabilities	591,443	516,776
Equity	583,319	558,129

Total liabilities & equity	$1,174,762	$1,074,905

Notes:   Financial and operating data are unaudited

              LTL is less than 10,000 lbs.